Exhibit 99.3
Segment Financial Information
The North America segment consists primarily of amounts earned from retail sales of consumer products (including from sellers) and subscriptions through North America-focused websites such as www.amazon.com, www.amazon.ca, and www.amazon.com.mx. This segment includes export sales from these websites.

The International segment consists primarily of amounts earned from retail sales of consumer products (including from sellers) and subscriptions through internationally-focused websites. This segment includes export sales from these internationally-focused websites (including export sales from these sites to customers in the U.S. and Canada), but excludes export sales from our North American websites.

The AWS segment consists of amounts earned from sales of compute, storage, database, and other AWS service offerings for start-ups, enterprises, government agencies, and academic institutions.

We allocate to segment results the operating expenses “Fulfillment,” “Marketing,” “Technology and content,” and “General and administrative” based on usage, which is generally reflected in the segment in which the costs are incurred. In conjunction with creating a separate reportable segment for AWS, we have made other allocation changes among the North America and International segments to reflect the relative contribution provided to both segments. The majority of technology infrastructure costs are allocated to the AWS segment based on usage. The majority of the remaining non-infrastructure technology costs are incurred in the U.S. and are allocated to our North America segment. We exclude from our allocations the portions of these operating expense lines attributable to stock-based compensation. We do not allocate the line item “Other operating expense (income), net” to our segment operating results. There are no internal revenue transactions between our reportable segments.

Two years of historical financial information on reportable segments and reconciliation to consolidated net income (loss) using the new segment presentation are as follows (in millions):

	Year Ended	Three Months Ended				Year Ended
	December 31, 2014	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
North America
Net sales	$50,834	$17,333	$11,699	$10,994	$10,808	$41,410
Segment operating expenses (1)	49,542	16,600	11,759	10,665	10,518	40,244
Segment operating income (loss)	$1,292	$733	$(60)	$329	$290	$1,166
International
Net sales	$33,510	$10,575	$7,711	$7,341	$7,883	$29,934
Segment operating expenses (1)	33,654	10,510	7,885	7,343	7,916	29,780
Segment operating income (loss)	$(144)	$65	$(174)	$(2)	$(33)	$154
AWS
Net sales	$4,644	$1,420	$1,169	$1,005	$1,050	$3,108
Segment operating expenses (1)	3,984	1,180	1,071	928	805	2,435
Segment operating income	$660	$240	$98	$77	$245	$673
Consolidated
Net sales	$88,988	$29,328	$20,579	$19,340	$19,741	$74,452
Segment operating expenses (1)	87,180	28,290	20,715	18,936	19,239	72,459
Segment operating income (loss)	1,808	1,038	(136)	404	502	1,993
Stock-based compensation	(1,497)	(408)	(377)	(391)	(321)	(1,134)
Other operating income (expense), net	(133)	(39)	(31)	(28)	(35)	(114)
Income (loss) from operations	178	591	(544)	(15)	146	745
Total non-operating income (expense)	(289)	(162)	(90)	(12)	(26)	(239)
Benefit (provision) for income taxes	(167)	(205)	205	(94)	(73)	(161)
Equity-method investment activity, net of tax	37	(10)	(8)	(5)	61	(71)
Net income (loss)	$(241)	$214	$(437)	$(126)	$108	$274
Segment Highlights:
Y/Y net sales growth:
North America	23%	21%	23%	25%	23%	26%
International	12	3	14	18	18	14
AWS	49	47	43	43	69	69
Consolidated	20	15	20	23	23	22
Net sales mix:
North America	57%	59%	57%	57%	55%	56%
International	38	36	37	38	40	40
AWS	5	5	6	5	5	4
Consolidated	100%	100%	100%	100%	100%	100%
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(1)	Excludes stock-based compensation and “Other operating expense (income), net” which are not allocated to segments.

Segment Assets

Total segment assets exclude corporate assets, such as cash and cash equivalents, marketable securities, other long-term investments, corporate facilities, goodwill and other acquired intangible assets, capitalized internal-use software and website development costs, and tax assets. Technology infrastructure assets are allocated among the segments based on usage, with the majority allocated to the AWS segment. Total segment assets reconciled to consolidated amounts are as follows (in millions):

	December 31,
	2014	2013
North America (1)	$13,257	$9,991
International (1)	6,747	6,199
AWS (2)	6,981	3,840
Corporate	27,520	20,129
Consolidated	$54,505	$40,159
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(1)	North America and International segment assets primarily consist of inventory, accounts receivable, and property and equipment.

(2)	AWS segment assets primarily consist of property and equipment and accounts receivable.

Property and Equipment, Net
Property and equipment, net by segment is as follows (in millions):

	December 31,
	2014	2013
North America	$5,373	$3,477
International	2,000	1,549
AWS	6,043	3,253
Corporate	3,551	2,670
Consolidated	$16,967	$10,949
Property and Equipment Additions
Total property and equipment additions by segment are as follows (in millions):

	December 31,
	2014	2013
North America (1)	$2,833	$2,326
International (1)	767	851
AWS (2)	4,295	2,215
Corporate	1,586	981
Consolidated	$9,481	$6,373
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(1)	Includes property and equipment added under capital leases of $887 million and $555 million in 2014 and 2013, and under other financing arrangements of $599 million and $715 million in 2014 and 2013.

(2)	Includes property and equipment added under capital leases of $3.0 billion and $1.3 billion in 2014 and 2013, and under other financing arrangements of $62 million and $67 million in 2014 and 2013.

Depreciation Expense

Depreciation expense, including amortization of capitalized internal-use software and website development costs and other corporate property and equipment depreciation expense, are allocated to all segments based on usage. Total depreciation expense, by segment, is as follows (in millions):

	Year Ended December 31,
	2014	2013
North America	$1,203	$914
International	740	583
AWS	1,673	963
Consolidated	$3,616	$2,460

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